Exhibit 99.1

For Immediate Release	For Further Information
May 31, 2013	Contact David A. Bochnowski at 219-853-7575

NorthWest Indiana Bancorp Declares Quarterly Dividend Increase

Munster, Indiana - - The NorthWest Indiana Bancorp, the holding company for Peoples Bank, announced today that the Board of Directors has declared a $0.03 (three cent) per share increase in its quarterly cash dividend paid to shareholders.

The Bancorp’s new quarterly dividend of $0.22 (twenty-two cents) per share represents a 15.8% increase over the previous dividend of $0.19 (nineteen cents) per share. The dividend will be paid to shareholders of record as of June 28, 2013 with payment made on July 9, 2013.

“As economic conditions continue to improve, Peoples Bank continues to build shareholder value by implementing its strategic vision for increasing earnings and growing its asset base. Our Board of Directors is committed to providing our shareholders with a strong investment return for their continued long-term commitment to the Bank by increasing our quarterly dividend,” said David A. Bochnowski, Chairman and Chief Executive Officer.

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana. The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions resulting from the current turmoil in the financial services industry, including depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.